Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated March 9, 2005, between Coast Capital Finance, LLC, a limited liability company organized under the laws of New Jersey (the “Purchaser”), and EquiFin, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                   The Company owns all of the outstanding shares of capital stock of Equinox Factors, Inc., a Florida corporation (“Equinox Factors”);

B.                                     Equinox Factors has been operating at a loss, which has required the Company to regularly fund its cash shortfalls;

C.                                     The Company has limited financial resources and does not intend to continue on-going operations, including, without limitation, continuing the operations of Equinox Factors;

D.                                    The Company had attempted to sell Equinox Factors to other parties, but to date, has not been able to effectuate such a sale;

E.                                      The Company desires to continue its efforts to effectuate such a sale for an additional limited period of time without the necessity of funding additional losses if it is unable to complete such a sale on terms that it deems desirable;

F.             The Company desires to sell, and the Purchaser desires to buy, on the terms and conditions set forth in this Agreement, all of the capital stock of Equinox Factors; and

G.                                     The Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL CAPITAL STOCK

1.              Agreement to Purchase and Sell Capital Stock.  Upon the terms and subject to the conditions of this Agreement, and in consideration of the covenants of Purchaser contained in this Agreement, the Company hereby sells to Purchaser, and Purchaser hereby purchases, 100 shares (the “Shares”) of common stock, $.01 par value per share, of Equinox Factors, representing all of the voting Shares outstanding of Equinox Factors.  Simultaneous herewith, the Company is delivering to Purchase a certificate or certificates representing the Shares registered in the name of the Purchaser.  The Company will pay any issuance, sale or transfer taxes in connection with this transaction on behalf of the Purchaser.  The certificate or certificates representing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”) and referring to restrictions on transfer herein, such legend to be substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

1.              Investment.  The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations and warranties contained herein.

2.              Disclosure of Information.  The Purchaser believes that it has received all information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased by the Purchaser under this Agreement.  The Purchaser further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.

ARTICLE III
COVENANTS OF PURCHASER AND SELLER

1.              Conduct of Business.  Purchaser agrees that from and after the date hereof, through the end of the “Reacquistion Period” (as defined in Section 2 of this Article III), the operations and activities of the Equinox Factors’ factoring business shall be conducted only in the ordinary course of business consistent with past practice.  Without limitation of the foregoing, from and after the date hereof through the end of the Reacquisition Period, Purchaser agrees that:

(i) It will use its reasonable best efforts to maintain, or cause Equinox Factors to maintain, all contracts and the relations and goodwill of employees, customers and others relating to Equinox Factors’ operations, including using its best efforts to maintain, or causing Equinox Factors’ to maintain, factoring facilities with those customers set forth on Schedule A, which customers and the accounts receivable purchased from them, shall, to the extent such factoring facilities and accounts receivable are owned or controlled by Purchaser (or any of its affiliates), be subject to the Company’s reacquisition right set forth in Section 2 and shall, for the purpose of such reacquisition right in said Section 2, be considered part of Equinox Factors’ operations;

(ii) It will not permit Equinox Factors to declare or pay any dividends, repurchase or redeem any capital stock or make any other distribution of its assets;

(iii) It will not permit Equinox Factors to acquire or agree to acquire any business, corporation or entity;

(iv) It will not permit Equinox Factors to incur any indebtedness with respect to its business except in the ordinary course of business consistent with past practice; and

(v) It will not permit Equinox Factors to increase the amount of compensation paid to any of its employees or pay or agree to pay any pension, retirement allowance, or other employee benefit, not required by an existing plan, collective bargaining agreement or arrangement, to any employee past or present.

2.              Right to Reacquire Equinox Factors.  If prior to April 15, 2005, the Company gives written notice (a “Reacquisition Notice”) to Purchaser that it desires to repurchase Equinox Factors, then the Company shall have the right, for a period expiring on May 15, 2005, to reacquire the Shares and Equinox Factors’ operations for the “Reaquisition Price” (as hereinafter defined) (the time period during which the Company has such reacquisition right is referred to as the “Reacquisition Period”).  In addition, if the Purchaser shall at any time become the subject of an asserted or threatened claim, or a party to litigation, arising from the sale of the Shares to Purchaser pursuant to this Agreement or otherwise relating to the transfer of Equinox Factors’ operations, then the Purchaser shall, upon notice to the other, have the right to require the reacquisition of the Shares and Equinox Factors’ operations by, or sale of the Shares and Equinxo Factors operations to, the Company for a price equal to the Reacquisition Price.  For purposes of the foregoing, the “Reacquisition Price” shall mean, (i) the Company’s assumption of all obligations and liabilities relating to the operations of Equinox Factors, including, without limitation, all obligations relating to participations in the purchased accounts receivable that are being transferred to the Company, directly or indirectly, in connection with the reacquisition, together with (ii) the Company’s cash payment to the Purchaser of an amount equal to, as of the date immediately preceding the closing of the reaquisition of the Shares and Equinox Factors’ operations by the Company, the Purchaser’s and its affiliates’ net investment in Equinox Factors and such operations. Upon the closing of the reacquisition of the Shares and Equinox Factors’ operations by the Company, Purchaser shall be released from any further obligation pursuant to clause (ii) of Section 2 of Article IV with respect to liabilities or obligations arising after such closing.  For purposes of determining the “Reacquisition Price,” the Purchaser’s and its affiliates’ net investment in Equinox Factors’ operations shall consist of the net amount of all cash and other property contributed by them to Equinox Factors and its operations subject to the reacquisition right contained herein.  For the avoidance of doubt, it is the intent and purpose of the parties and this Section 2 that, in the event the reacquisition right provided for in this Section 2 is exercised by the Company, upon the closing of the reacquisition pursuant thereto, the parties and their affiliates will be returned, to the extent practicable, to the position they would have been in if:  (x) the Shares had never been transferred from the Company to Purchaser and all of Equinox Factors’ operations that are subject to the reacquisition right had been at all times been operated, directly or indirectly, by the Company; and (y) all of the operations subject to the reacquisition right had merely been being managed by the Purchaser and its affiliates for the benefit of the Company, with all gains and losses arising from such operations, as the case may be, inuring to the benefit of, and being borne by, the Company.

3.              No Limitation on Other Activities of Purchaser.  Except as expressly set forth in Section I of this Article III, nothing contained herein shall be construed to limit the activities of Purchaser, including, without limitation, entering into factoring or other credit facilities outside of Equinox Factors even if such activities compete with Equinox Factors.  Nothing shall require Purchaser to renew, or continue, any account in the Equinox Factors portfolio if in default or at termination.

ARTICLE IV
INDEMNIFICATION

1.              Obligations of the Company.  The Company agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees, affiliates and agents from and against any and all losses, costs, damages, disbursements, expenses, liabilities, penalties or settlements of any kind or nature, including reasonable attorney and other professional fees and expenses which shall be paid by the Company as incurred by Purchaser and any amounts paid in settlement (“Losses”), incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any claim, suit, demand, action, threatened or actual, relating to, or arising from any aspect of the initiation of this Agreement, any inaccuracy in, or breach or nonperformance of any of the agreements made by the Company in, pursuant to, or as a result of, this Agreement.

2.              Obligations of the Purchaser.  The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, employees, affiliates and agents from and against any and all Losses incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from:(i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, or agreements made by the Purchaser in or pursuant to this Agreement; and (ii) any liability or obligation pertaining to the operations of Equinox Factors for which the Company may continue to be liable from and after the transfer of the Shares to Purchaser, including, without limitation, any and all obligations and liabilities arising under that certain lease of real property expiring August 2006, for suite 115, 3507 Frontage Road, Tampa, Florida.

3.              Settlement of Third Party Claims.  Notwithstanding anything else to the contrary contained herein, in no event shall any indemnifying party have any liability to an indemnified party pursuant to the foregoing provisions of this Article IV with respect to the settlement of a claim effected without such indemnifying party’s prior written consent.

ARTICLE V
MISCELLANEOUS

1.               Further Assurances.  Each of the Company and the Purchaser shall execute such further instruments and documents and do such further acts and things consistent with the provisions of this Agreement as are reasonably requested by the other to effectuate the intent and purpose of this Agreement.

2.              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflicts of law principles.

3.              Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.              Amendments; etc.  No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party hereto, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

5.              Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof.

6.              Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.              Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.              Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

9.              No Implied Rights in Third Parties.  Nothing expressed or implied in this Agreement is intended to confer upon any person, other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.       Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the closing of the sale and the purchase of the Shares to Purchaser indefinitely.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:

COAST CAPITAL FINANCIAL, LLC.

By:
Name:
Title:

COMPANY:

EQUIFIN, INC.

By:
Name:
Title: